Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER ANNOUNCES ADDITION OF DENNIS GARTMAN, PUBLISHER OF “THE GARTMAN LETTER,” TO COMPANY’S BOARD OF DIRECTORS

VIRGINIA BEACH, VA, July 13, 2022 — Armada Hoffler (NYSE: AHH) is pleased to announce that Dennis Gartman – renowned investor, economist, and longtime publisher of “The Gartman Letter” – has joined the Company’s Board of Directors. He will be the sixth independent member of the Board.

“We are thrilled to welcome Dennis Gartman to our Board,” said Lou Haddad, President and CEO of Armada Hoffler. “Dennis’ unique perspective and years of experience in the capital markets will be invaluable resources for the Company.”

In addition to publishing the widely read “The Gartman Letter” for over 30 years, Gartman is a regular contributor to several financial media outlets and speaks before various associations and trade groups around the world.

Gartman was an economist for Cotton, Inc., where he analyzed supply and demand in the U.S. textile industry. He later moved to NCNB National Bank in Charlotte, North Carolina, where he traded foreign exchange and money market instruments. Subsequently, Gartman became the Chief Financial Futures analyst for A.G. Becker & Company in Chicago, Illinois, and acted as an independent member of the Chicago Board of Trade.

Later, Gartman led the futures brokerage operation at Sovran Bank. Beginning in 1987, he began publishing “The Gartman Letter” which ran continuously through 2019. From 2006-2008, he served as an outside Director of the Kansas City Board of Trade. Gartman currently chairs the Investment/Endowment Committee at the University of Akron Foundation and serves on a similar committee at North Carolina State University.

About Armada Hoffler

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Media Inquiries:
Chelsea D. Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248